EMPLOYMENT EXTENSION AGREEMENT
This EMPLOYMENT EXTENSION AGREEMENT (the “Extension Agreement”), is entered into as of September 30, 2015 (the “Amendment Date”), by and between DLH HOLDINGS CORP. (the “Company”) and John F. Armstrong (the “Executive”).
RECITALS:
WHEREAS, the Company and the Executive have entered into an Employment Agreement dated as of November 29, 2013 (the “Employment Agreement”), under which the Executive is currently employed as the Executive Vice President of the Company, for a term expiring on November 30, 2015;
WHEREAS, the Company and the Executive wish to extend the term of the Employment Agreement for a term expiring on November 30, 2017;
WHEREAS, Section 4.2 of the Employment Agreement provides that the base salary payable to Executive may be increased by an amount equal to 5% the original base salary provided for in the Employment Agreement upon the determination that the performance target contemplated in such provision has been satisfied.
NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings contained in this Extension Agreement, the parties agree as follows:
1.    Amendment to Section 4.1 of the Employment Agreement. The Company and the Executive hereby agree that effective as of October 1, 2015, and for the duration of the Employment Agreement (after giving effect to amendments to Section 8.1 of the Employment Agreement, as provided for in this Extension Agreement), Employee shall be compensated at the rate of $225,750 per annum, subject to such additional increases, if any, as determined by the Board of Directors, or if the Board so designates, the Management Resources and Compensation Committee of the Board (the “Committee”), in its discretion, on an annual basis at the commencement of each of the Company’s fiscal years during the term of this Agreement (the “Base Salary”). Employee hereby acknowledges that the increase in his Base Salary as provided for in this Extension Agreement is in full and complete satisfaction of any and all obligations of the Company arising under Section 4.2 of the Employment Agreement.
2.     Amendment to Extend the Employment Agreement Term. The Company and the Executive hereby agree that effective as of the Amendment Date, Section 8.1 of the Employment Agreement is hereby amended to extend the term of the Employment Agreement for a period ending November 30, 2017. Accordingly, the Company and the Executive hereby agree that from and after the Amendment Date, the term “Expiration Date”, as used in the Employment Agreement, shall mean and be November 30, 2017 (the “Extension Term”). From and after the Amendment Date, all references in the Employment Agreement to the “term” or “duration” of the Employment Agreement shall give effect to this Extension Agreement. The Employee acknowledges and agrees that this Extension Agreement satisfies in full the requirements under Section 8.2 of the Employment Agreement with respect to the expiration of the Initial Term.

    3.     Modification; Full Force and Effect. Except as expressly modified and superseded by this Extension Agreement, the terms, representations, warranties, covenants and other provisions of the Employment Agreement, as amended to date, are and shall continue to be in full force and effect in accordance with their respective terms until the expiration of the Extension Term or any earlier termination of the Employment Agreement. To the extent there are any inconsistencies or ambiguities between the specific subject matter of this Extension Agreement and the Employment Agreement, as amended to date, the terms of this Extension Agreement shall control.

3.     References to the Employment Agreement. After the date hereof (i) the applicable portions of this Extension Agreement shall be a part of the Employment Agreement (as amended to date), and (ii) all references in the Employment Agreement (as amended to date) to “this Employment Agreement,” “this Agreement” and phrases of similar import, shall give effect to this Extension Agreement.

4.     Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement, as previously amended.

5.    Governing Law. This Extension Agreement shall be governed and construed in accordance with the laws of the State of Georgia, without reference to its conflict of laws rules.

6.    Entire Agreement; Modifications. This Extension Agreement contains the entire agreement and understanding of the parties with respect to its subject matter and supersedes all prior arrangements and understandings between the parties, both written and oral, with respect to its subject matter. This Extension Agreement may not be amended or modified except in the manner for an amendment of the Employment Agreement as set forth therein. The observance of any term of this Extension Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) in the manner set forth in the Employment Agreement and the failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the rights at a later time to enforce the same.  No waivers of or exceptions to any term, condition, or provision of this Extension Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision. This Extension Agreement shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

7.    Execution in Counterparts. This Extension Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Executed counterparts may be delivered via facsimile or other means of electronic transmission.

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IN WITNESS WHEREOF, the parties hereto have individually signed this Extension Agreement, and in the case of the Company, have caused this Extension Agreement to be signed by its authorized representative, all as of the date first written above.

DLH HOLDINGS CORP.		EXECUTIVE

By:	/s/ Zachary C. Parker	By:	/s/ John F. Armstrong
Name:	Zachary C. Parker		John F. Armstrong
Title:	Chief Executive Officer and President